EXHIBIT 5.1

June 30, 2004

Greater Bay Bancorp

2860 West Bayshore Road

Palo Alto, California 94303

Re:	Greater Bay Bancorp 2004 Voluntary Deferred Compensation Plan (the “Plan”):

Ladies and Gentlemen:

As General Counsel of Greater Bay Bancorp (the “Company”), at your request, I have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to $10,000,000 of obligations (the “Deferred Compensation Obligations”) for issuance under the Company’s 2004 Voluntary Deferred Compensation Plan (the “Plan”).

In rendering this opinion, I have examined and reviewed only such questions of law as I have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein. For the purpose of rendering the opinions set forth herein, I have been furnished with and examined only the following documents:

1.	The Restated Articles of Incorporation of the Company, as amended.

2.	The Bylaws of the Company, as amended.

3.	The Registration Statement.

4.	Records of proceedings of the Board of Directors pertaining to the Plan.

5.	The Plan.

With respect to all of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as certified or reproduced copies. I also have obtained from the officers of the Company certificates as to such factual matters as I consider necessary for the purpose of this opinion, and insofar as this opinion is based on such matters of fact, I have relied on such certificates.

Based upon the foregoing and such further review of fact and law as I have deemed necessary or appropriate under the circumstances I am of the opinion that, if, as and when the Deferred Compensation Obligations are issued in conformity with the terms of the Plan and in accordance with the Registration Statement, such Deferred Compensation Obligations will be duly authorized and validly issued.

This opinion is issued to you solely for use in connection with the Registration Statement on Form S-8 and is not to be quoted or otherwise referred to in any financial statements of the Company or related document, nor is it to be filed with or furnished to any government agency or other person, without my prior written consent.

This opinion is limited to the current laws of the State of California and the United States of America, to present judicial interpretations thereof and to facts as they presently exist. In rendering this opinion, I have no obligation to revise or supplement it should the current laws of the State of California or the United States of America be changed by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 which is being filed on behalf of the Company in connection with the registration of the aforementioned Shares under the Securities Act of 1933, as amended.

Very truly yours,

/s/ LINDA M. IANNONE
Linda M. Iannone Senior Vice President, General Counsel and Secretary of Greater Bay Bancorp